Exhibit 8 (vv)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
Not Transferable
This rider (this “Rider”) is attached to a certificate of participation (your “Certificate”) issued under a group deferred annuity contract (the “Contract”). It is evidence of your interest in the Guaranteed Lifetime Withdrawal Benefit Rider (the “GLWB Rider”) attached to the Contract. The Contract number and your Certificate number are set out on your Rider Specifications page. If you choose to activate it with respect to your interest in the Contract, the GLWB Rider will provide guaranteed withdrawal rights for the life of the Insured. You will be entitled to take withdrawals from your interest in the Contract equal to your Benefit amount even if your interest in the Contract is exhausted. It will also provide guaranteed withdrawal rights for the life of the spouse of the Insured if you so elect. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
IMPORTANT NOTE: The GLWB Rider is not effective with respect to your interest in the Contract until you activate it. You may activate the GLWB Rider by Written Request when permitted in the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the Participant. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider changes your Certificate only as and to the extent stated.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
INSURED: [JOHN DOE]
GROUP CONTRACT NUMBER: [00000000]
CERTIFICATE NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
ROLLUP BENEFIT: [5.0% FOR UP TO 5 YEARS FROM RIDER EFFECTIVE DATE]
BENEFIT PERCENTAGE:

Age on Benefit Start Date	Benefit Percentage
[At least age 55 but under age 60]	[4.0] %
[Age 60 or older]	[5.0] %
RIDER CHARGE RATES:

Insured Only		Insured and Spouse
Initial	Maximum	Initial	Maximum
[0.55] %	[1.20] %	[0.70] %	[1.20] %

INQUIRIES:	For information, or to make a complaint, call or write:

Policyowner Services Department Annuity Investors Life Insurance Company P.O. Box 5423 Cincinnati, Ohio 45201-5423 1-800-789-6771
If you prefer, you may visit us at our website, [www.GAFRI.com]

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in your Certificate.
Benefit: A guaranteed withdrawal benefit that is available under the GLWB Rider, as described in the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which the GLWB Rider charges and Benefit payments are based. This amount is computed as described in the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under the GLWB Rider is to be paid with respect to your interest in the Contract.
Benefit Year: A twelve (12) month period beginning on your Benefit Start Date or on an anniversary of your Benefit Start Date.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: A withdrawal from your interest in the Contract after your Rider Effective Date and before your Benefit Start Date; a withdrawal from your interest in the Contract on or after your Benefit Start Date to the extent that it exceeds the Benefit amount that is available with respect to your interest in the Contract on the date of payment. A withdrawal to pay the GLWB Rider charges is never considered to be an Excess Withdrawal. An offset of a defaulted Loan after your Rider Effective Date will be considered an Excess Withdrawal.
Ineligible Transfer: A transfer of funds after your Rider Effective Date from a Designated Sub-Account to a Sub-Account or Fixed Account option that is not a Designated Sub-Account. A transfer of funds to a Fixed Account option before your Benefit Start Date will not be an Ineligible Transfer to the limited extent that it is required as collateral for a Loan.
Insured: The person whose lifetime is used to measure the Benefits under the GLWB Rider with respect to your interest in the Contract. The Insured is set out on your Rider Specifications page. The Insured is the Participant on your Rider Issue Date. The Insured cannot be changed after your Rider Issue Date.
Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by your interest in the Contract.
Rider Anniversary: The date in each year that is the annual anniversary of your Rider Effective Date.
Rider Effective Date: Your Certificate Effective Date or Certificate Anniversary on which the GLWB Rider is activated with respect to your interest in the Contract.
Rider Issue Date: The issue date of the GLWB Rider with respect to your interest in the Contract. If the GLWB Rider is part of the Contract on or before your Certificate Effective Date, your Rider Issue Date will be your Certificate Effective Date. If the GLWB Rider is added to the Contract after your Certificate Effective Date, your Rider Issue Date will be the date that the GLWB Rider is added to the Contract. Your Rider Issue Date is set out on your Rider Specifications page.

Rider Year: Each twelve (12) month period that begins on your Rider Effective Date or a Rider Anniversary.
Spousal Benefit: A Benefit available after the death of the Insured for the remaining life of the Spouse.
Spouse: The person who is the spouse of the Insured as of your Rider Effective Date. A spouse will cease to be considered the Spouse if the marriage of the Insured and Spouse is terminated by divorce, dissolution, annulment, or for other cause apart from the death of the Insured. A new spouse cannot be substituted after your Rider Effective Date.
GENERAL PROVISIONS
Activation
Except as provided below, you may elect to activate the GLWB Rider with respect to your interest in the Contract on your Certificate Effective Date or on any Certificate Anniversary. You may not activate the GLWB Rider if:
1)	we are no longer issuing the GLWB Rider with any new annuity contracts, and we prohibit further activations of the GLWB Rider on a nondiscriminatory basis; or

2)	the Insured is age 81 or older; or

3)	there is another guaranteed withdrawal benefit rider then in effect with respect to your interest in the Contract; or

4)	an event has occurred that would terminate the GLWB Rider with respect to your interest in the Contract.
At the time of activation, you may elect to activate the Spousal Benefit if the Insured is married on that date. The election of a Spousal Benefit will not change the death benefit provisions of the Contract or your Certificate. A Spousal Benefit will only be of value if the Spouse is your sole Beneficiary and elects to become the successor owner of your interest in the Contract.
Such elections are to be made by Written Request. Such elections must be made on or before your Certificate Effective Date or Certificate Anniversary on which the GLWB Rider is to take effect with respect to your interest in the Contract.
Required Transfers
Prior to activation of the GLWB Rider with respect to your interest in the Contract, you must transfer your Account Value to such Designated Sub-Account(s) as you may elect.
For amounts that are held as collateral for a Loan, the following special rules apply:
1)	at the time of activation, there is no requirement that you transfer the portion of your Fixed Account value that is then needed as collateral for a Loan;

2)	from time to time after activation and before your Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of your Fixed Account value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

3)	on or before your Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of your Fixed Account value that is no longer needed as collateral.

A failure to make a transfer required above will terminate the GLWB Rider with respect to your interest in the Contract. An Ineligible Transfer after activation will terminate the GLWB Rider with respect to your interest in the Contract.
Misstatement
If the age of the Insured or the Spouse has been misstated, we will adjust the Benefit amount to the amount that would have been available based on the correct age. This adjustment will only apply to Benefit payments made after we are notified of the correct age. If the Benefit amount based on the correct age would have been lower, we will treat any overpaid Benefit payments as Excess Withdrawals when each such overpayment was made, and adjust the values of your interest in the Contract and your Benefit Base Amount accordingly. Such adjustments may in turn cause portions of later Benefit payments to be treated as Excess Withdrawals. The GLWB Rider will terminate with respect to your interest in the Contract if your adjusted Benefit Base Amount is below the minimum. We may also pursue other remedies at law or in equity.
Rights of Insured Not Transferable
With respect to your interest in the Contract, the GLWB Rider covers the named Insured on your Rider Specifications page. It may also cover the spouse of the Insured, determined as of your Rider Effective Date. It does not cover any other person. Rights to Benefits under this Rider cannot be transferred or assigned except to the Insured, or in the case of a Spousal Benefit, to the Spouse.
Declining the Rider
You may decline the GLWB Rider with respect to your interest in the Contract at any time by Written Request.
RIDER CHARGES
Rider Charge Amounts
There is an annual charge for the GLWB Rider once it is activated with respect to your interest in the Contract. The annual charge will be equal to your Benefit Base Amount multiplied by your Rider Charge Rate. For this purpose, your Benefit Base Amount is determined as of the date immediately before the date that the charge is paid. Your Rider Charge Rates on your Rider Issue Date are set out on your Rider Specifications page.
We may change your Rider Charge Rates at any time or times that you reset values as described in the Reset Base Amount provision of this Rider. Your Rider Charge Rates will never exceed the maximum Rider Charge Rates set out on your Rider Specifications page. Changes, if any, in your Rider Charge Rates will be effective for your Rider Year immediately following the change.
Rider Charge Payments
The charge for the GLWB Rider is taken annually at the end of each of your Rider Years. Your first (1st) annual charge for the GLWB Rider is due on your first (1st) Rider Anniversary. Your annual charge for each subsequent Rider Year is due on your next Rider Anniversary. In addition, a prorated portion of the annual charge will be taken upon the surrender of your interest in the Contract or the termination of the GLWB Rider with respect to your interest in the Contract. We will take the charge for the GLWB Rider as withdrawals from your Account Value. No contingent deferred sales charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.

Waiver of Charges
Charges for the GLWB Rider with respect to your interest in the Contract will be permanently waived once your Account Value is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
Your Benefit Start Date is the date that you first choose to take a Benefit payment under the GLWB Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
Your Benefit Start Date may not be before the Insured reaches the youngest age found on the Benefit Percentage table. If a Spousal Benefit is in effect, then your Benefit Start Date may also not be before the Spouse reaches the youngest age found on the Benefit Percentage Table. The Benefit Percentage Table is set out on your Rider Specifications page.
You must pay off all Loans on or before your Benefit Start Date. Your Benefit Start Date may not be after the date that the GLWB Rider terminates with respect to your interest in the Contract.
Benefit Amount
With respect to your interest in the Contract, the Benefit amount available to be taken within a Benefit Year is equal to your Benefit Base Amount multiplied by your Benefit Percentage.
Your Benefit Percentage is fixed on your Benefit Start Date based on the table set out on your Rider Specifications page. Your Benefit Percentage is based on the age of the Insured on your Benefit Start Date, unless a Spousal Benefit is in effect. If a Spousal Benefit is in effect, then it is based on the younger of the age of the Insured or the age of the Spouse on your Benefit Start Date.
With respect to your interest in the Contract, the Benefit available at any point during a Benefit Year will never be less than the required minimum distribution (“RMD”) due for the calendar year that ends with or within the Benefit Year. The RMD is the amount, if any, that is required to be distributed from your interest in the Contract under Section 401(a)(9) of the Code or the similar provisions of federal tax law to the extent applicable to the Contract. For this purpose, the RMD will be computed based on the values of your interest in the Contract without considering any other annuity or tax-qualified account. The RMD will be reduced by all prior withdrawals or Benefit payments from your interest in the Contract made in such calendar year. In calculating the RMD for this purpose, we may choose to disregard changes in the federal tax law that are made after the date that the GLWB Rider is added to the Contract if such changes would increase the RMD. We will notify you if we make this choice.

Benefit Base Amount
Your Benefit Base Amount at any time on or before your Benefit Start Date is the greater of:
1)	your Rollup Base Amount; or

2)	your Reset Base Amount, if any.
Your Benefit Base Amount at any time after your Benefit Start Date is equal to:
1)	your Benefit Base Amount on your Benefit Start Date; less

2)	adjustments for Excess Withdrawals that are made on or after your Benefit Start Date.
There is no adjustment to your Benefit Base Amount for amounts taken as Benefit payments.
Rollup Base Amount
Your Rollup Base Amount is equal to:
1)	your Account Value on your Rider Effective Date; plus

2)	Purchase Payments received for your interest in the Contract since your Rider Effective Date; plus

3)	your Rollup Benefits credited, and less

4)	adjustments for Excess Withdrawals that are made before your Benefit Start Date.
The Rollup Benefits are set out on your Rider Specifications page. They are credited to your Rollup Base Amount at the end of each of your Rider Years, for up to the maximum number of years stated as measured from your Rider Effective Date. Each credit is calculated as a percentage of your Account Value on your Rider Effective Date, plus Purchase Payments received to your interest in the Contract since your Rider Effective Date, and minus your Fixed Account value, if any, at the end of the Rider Year. There is no compounding. The credit for a Purchase Payment received during the Rider Year will be prorated. No Rollup Benefits will be credited with respect to your interest in the Contract after there has been a withdrawal from your interest in the Contract after your Rider Effective Date other than to pay Rider charges.
Reset Base Amount
Your Reset Base Amount is equal to:
1)	your Account Value on your most recent Reset Date; less

2)	adjustments for Excess Withdrawals that are made after your most recent Reset Date and before your Benefit Start Date.
A Reset Date is a Rider Anniversary or your Benefit Start Date for which you elect a reset. The election must be received by us before your Benefit Start Date and no later than thirty (30) days after the Reset Date itself. No Reset Date can be after your Benefit Start Date. A reset election must be made by Written Request.
Adjustment for Excess Withdrawals
Your Benefit Base Amount is adjusted for any Excess Withdrawal from your interest in the Contract after your Rider Effective Date. Each adjustment is made on the date that the Excess Withdrawal is taken. The amount of the adjustment is proportional to the reduction in your Account Value on account of the Excess Withdrawal.

Benefit Payments
Benefit payments with respect to your interest in the Contract will be made at any time or times on or after your Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Benefit Year but not taken may not be carried over to the next Benefit Year.
Until your Account Value is exhausted, Benefits are paid in the form of withdrawals from your interest in the Contract. After that, Benefits are paid under the Rider itself.
The right to take Benefit payments will continue for the life of the Insured so long as the GLWB Rider remains in effect with respect to your interest in the Contract. If you elect a Spousal Benefit, then the right to take Benefit payments will continue after the death of the Insured for the life of the Spouse so long as the GLWB Rider remains in effect with respect to your interest in the Contract. All Benefit payments will stop if the GLWB Rider terminates with respect to your interest in the Contract.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.
EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After your Rider Effective Date, we may decline to accept Purchase Payments to your interest in the Contract in excess of $50,000 per Certificate Year. Before or after your Rider Effective Date, we may decline to accept any further Purchase Payments to your interest in the Contract if we are no longer issuing annuity contracts with the GLWB Rider unless you decline or terminate the GLWB Rider with respect to your interest in the Contract.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from your interest in the Contract to pay charges for the GLWB Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract and your Certificate, except:
1)	the amount withdrawn will not be subject to a contingent deferred sales charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal;

3)	it may reduce your Account Value below the minimum that is otherwise required;

4)	we will not terminate your interest in the Contract if such withdrawals reduce your Account Value below such minimum; and

5)	it may completely exhaust your Account Value.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without a contingent deferred sales charge or other charge or fee pursuant to any free withdrawal privilege of the Contract and your Certificate.
Loans Limited
You must pay off all Loans on or before your Benefit Start Date. You may not take a new Loan on or after your Benefit Start Date so long as the GLWB Rider is in effect with respect to your interest in the Contract.

Continuation of Contract
If your Account Value is completely exhausted by payment of Rider charges or Benefits, your interest in the Contract will not terminate until the Rider terminates with respect to your interest in the Contract. However, no further Purchase Payments may be made to your interest in the Contract.
TERMINATION
All rights under the GLWB Rider with respect to your interest in the Contract terminate:
1)	upon your Written Request to decline or terminate the GLWB Rider with respect to your interest in the Contract;

2)	upon a failure to transfer funds with respect to your interest in the Contract as called for by Required Transfers provision of this Rider;

3)	upon an Ineligible Transfer with respect to your interest in the Contract;

4)	upon an Excess Withdrawal from your interest in the Contract that reduces your Benefit Base Amount below $1,250;

5)	upon the surrender or annuitization of your interest in the Contract;

6)	upon a death that would give rise to a death benefit with respect to your interest in the Contract, unless the Spouse is the sole Beneficiary and elects to become the successor owner of your interest in the Contract;

7)	upon the death of the Insured before your Benefit Start Date; or

8)	upon the complete payment of all Benefits under the GLWB Rider with respect to your interest in the Contract.

GUARANTEED LIFETIME WITHDRAWAL BENEFITS RIDER
Not Transferable